EXHIBIT 10.1

Asset Purchase Agreement
and Related License Agreement

         This Asset Purchase Agreement and Related License Agreement ("Agreement") is made effective February 13, 2008 ("Effective Date") by and between NeXplore corporation, A Nevada Corporation having principal offices at 2601 Network Boulevard, Suite 208, Frisco, Texas 75034 ("NeXplore"), and ClickCaster, Inc., a Delaware corporation having principal offices at 1750 30th Street #173, Boulder, Colorado 80301 ("ClickCaster") (NeXplore and ClickCaster are sometimes referred to individually as "party" and collectively as the "Parties").

RECITALS
A.

NeXplore develops and markets software products, websites, applications, and services that empower internet users to define a world wide web suited to their unique needs by leveraging Web 2.0 technology.

B.

ClickCaster develops and markets software products, websites, applications, and services to 3rd parties and web users a platform for targeting various audiences with customizable web pages, videos, and other outlet.

C.

NeXplore wants to purchase and ClickCaster wants to sell copyrights, trademarks, and user list associated with Clickcaster.com Application currently owned by ClickCaster. This does not include copyrights associated with ClickCaster applications: Directory Services Database Application, Clickcaster.com Application, Castlister.com Application and other ClickCaster applications not listed in this agreement.

D.

NeXplore wants to pay and ClickCaster wants to license certain assets including ClickCaster.com Application, Castlister.com Application, and associated intellectual property currently owned by ClickCaster.

NOW, THEREFORE, the parties agree as follows:

1.     Definitions.

     1.1     "Affiliate" means a corporation or other entity (a) with a common parent corporation; (b) a corporation or other entity whose controlling interests (representing the right to vote for the election of more than one director or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by one of the Parties, but such corporation or other entity constitutes an Affiliate only so long as such ownership or control exists; or (c) a corporation or other entity which does not have outstanding shares or securities, as may be the case in a partnership or joint venture, but more than fifty percent (50%) of the whose ownership interest representing the right to make decisions for such corporation or other entity is now or hereafter, owned or controlled, directly or indirectly, by one of the Parties.

     1.2     "Code" means computer programming code.

     1.3     "Change of control" means (a) a merger, consolidation or other reorganization to which NeXplore or ClickCaster is a party, if the individual and entities who were stockholders (or partners or members or others that hold an ownership interest) of NeXplore or ClickCaster imeediately prior to the Effective Date have beneficial ownership (as defined in 13d-3 of the Securities Exchange Act of 1934, as amended) of less than fifty percent (50%) of the total combined voting power of election of directors (or the equivalent) of the surviving entity following the Effective Date, (b) acquisition by any entity or group of direct or indirect beneficial ownership in the aggregate of then issued and outstanding securities (or other ownership interest) of NeXplore or ClickCaster in a single transaction or a series of representing in the aggregate fifty percent (50%) or more of the total combine voting power of NeXplore or ClickCaster, or (c) a sale of all or substantially all of NeXplore or ClickCasters's assets.

     1.4     "ClickCaster.com" means a registered public domain name and Web Site associated with the ClickCaster.com Application.

     1.5     "Castlister.com" means a registered public domain name and Web Site associated with the Castlister.com Application.

     1.6     "Directory Services Database Application" means a copy of the Code that allows search of audio and video content on the web accessed by RSS feed.

     1.7     "Directory Services Crawler Application" means a copy of the Code that allows collection of audio and video content accessed by RSS feed.

     1.8     "Clickcaster.com Application" means a copy of the Code associated with ClickCaster.com domain as of February 13, 2008.

     1.9     "Castlister.com Application" means a copy of the Code associated with Directory Services Database Application and Directory Services Crawler Application as of February 13, 2008 and that is associated with Castlister.com.

     1.10     "Intellectual Property Rights" means all current and future worldwide patents and other patent rights, utility models, copyrights, mask work rights, trade secrets, trademark, and all other intellectual property rights and the related documentation or other tangible expression thereof.

     1.11     "Licensed Applications" means those assets licensed to NeXplore pursuant to Section 4 of this Agreement.

     1.12     "NeXplore Products" means all software products created by neXplore, including NeXplore Search, My Circle, Ad Circle, and any other product, Code or javascript developed by Nexplore.

     1.13     "Purchased Assets" means those assets described in Section 5.

     1.14     "Software" means software of NeXplore or its licensors included in the NeXplore Products.

     1.15     "Web Site" means an HTML document containing a set of information available via the internet.

2.     Ownership by NeXplore. NeXplore and its Affiliates will own all right, title, and interest in the NeXplore Products, and is not transferring any of its intellectual property, including its patents, trademarks, trade names, domain names, service marks, copyrights, trade secrets, proprietary processes and all other forms of intellectual property through this Agreement. Without limiting the generality of the foregoing, no commercial use rights or any licenses under any patent, patent application, copyright, trademark, know-how, trade secret, or any other intellectual proprietary rights are granted by the Parties pursuant to this Agreement. This Agreement does not include any implied license.

3.     Ownership by ClickCaster. Except as provided in Sections 4 and 5 below, ClickCaster and its Affiliates own all right, title, and interest in all Intellectual Property Rights currently owned and is not giving up any of those Intellectual Property Rights by entering into this Agreement.

4.     License to NeXplore

     4.1     ClickCaster grants to Nexplore a perpetual, royalty-free, world-wide, non-exclusive, non-assignable, non-trasferable, non-sublicensable license to use: (a) the Directory Services Database Application, along with its associated Intellectual Property Rights; (b) Directory Services Crawler Application, along with its associated Intellectual Property Rights; (c) the clickCaster.com Application, along with its associated Code and Intellectual Property Rights; the Castlister.com Application, along with its associated Intellectual Property rights ("License").

     4.2     This license is perpetual and non-terminable by ClickCaster unless NeXplore fails to meet its obligations under Section 6 (Compensation) of this Agreement.

     4.3     ClickCaster is not prohibited by this Agreement from using the Applications associated with the License.

5.     Purchase by NeXplore. ClickCaster transfers all rights, title, and interest in the domains ClickCaster.com and Castlister.com including all associated copyrights and trademarks to NeXplore. This does not include the Licensed Applications associated with ClickCaster.com and Castlister.com. This includes all merchant accounts and associated revenues derived from the ClickCaster.com and Castlister.com applications. Further, NeXplore shall own all right, title, and interest in any enhancements made to the Licensed Applications in the future that NeXplore creates and develops. The foregoing shall be defined as "Purhcased Assets", and the Licensed Assets and Purchased Assets shall be defined collectively herein as the "Assets".

6.     Compensation

     6.1     Upon the Effective Date of this Agreement, as compensation for the Assets, NeXplore will issue to ClickCaster Common Stock, par value $.00001, in NeXplore valued at $165,000, based on the "fair market value" of the Common Stock within thirty (30) days of the Effective Date of this Agreement, subject to ClickCaster meeting its obligations under this Agreement. The "fair market value" is determined by NeXplore, based on the closing price for the Common Stock as quoted on a registered national securities exchange or NASDAQ or, if not listed on a national exchange or NASDAQ, as quoted on the OTC Bulletin Board or pink sheets, or, if not quoted on the OTC Bulletin Board or pink sheets, the closing price for the Common Stock as determined through any other reliable means of determination available on the close of business on the trading day last preceding the Effective Date.

     6.2     ClickCaster understands that the NeXplore Common Stock issued to them as compensation is subject to the restrictions of Federal and State securities laws, and that such laws govern the right to offer, sell or otherwise dispose of the Common Stock. These laws include the Securities Act of 1933 and the Securities Exchange Act of 1934, among others. ClickCaster agrees that it shall not offer, sell, or otherwise dispose of any Common Stock received pursuant to this Agreement in a manner that would violate or cause NeXplore to violate any Federal or State law. Finally, ClickCaster understands that appropriate restrictive legends will be affixed to the Common Stock certificates received pursuant to this agreement.

7.     Transfer of Assets. ClickCaster agrees to begin transfer of the Assets to NeXplore upon the effective Date of this Agreement and, subject to factors outside of the Parties' control, the transfer of purchased Assets shall be complete within 30 days of the effective Date of this Agreement unless otherwise mutually agreed upon Nexplore shall have the election to engage ClickCaster for hosting Licensed Applications provided that it does so within 45 days from the Effective date and pay clickCaster greater of $5,000 per month, or hosting cost incurred by ClickCaster and $5,000 per month for maintenance & support. ClickCaster agrees to provide telephone support to NeXplore as needed. During the first 90 days, the first 20 hours of support will be at no cost. The remainder of the first 90 days, support shall be billed at $50 per hour. After the first 90 days, support shall be billed at $250 per hour. ClickCaster shall have the election to cease all support after 365 days.

8.     Limited Non-Compete. Upon the effective date of this agreement, ClickCaster and its current directors, officers, employees, and agents agree not to engage in a major campaign to directly solicit large groups of ClickCaster.com or Castlister.com current users, current customers, and current vendors for twelve (12) calendar months.

9.     Fees and Costs. Each Party shall bear its own fees and costs in connection with this Agreement and shall share equally any sales, use, registration, transfer, or stamp taxes. Further, Nexplore agrees that it is responsible for any costs or fees associated with maintaining the assets following the Effective Date of this Agreement.

10.     Responsibility for Content

     10.1     ClickCaster agrees to maintain sole responsibility for the content generated and displayed on or in connection with the Licensed Applications and Purchased Assets up through the transfer of the Assets from ClickCaster to Nexplore in accordance with this Agreement. ClickCaster agrees to indemnify Nexplore, defend, and pay damages awarded pursuant to any third party claim based in whole or in part on the content displayed on the Assets prior to the transfer of the Assets to Nexplore.

     10.2     Nexplore agrees to maintain sole responsibility for the content generated and displayed on or in connection with the Licensed Applications and Purchased Assets after the transfer of the Assets from ClickCaster to NeXplore in accordance with this Agreement. Nexplore agrees to indemnify clickCaster, defend, and pay damanges awarded pursuant to any third party claim based in whole or in part on the content displayed on the Assets after the transfer of the assets to NeXplore.

11.     Disclaimer of Warranties. TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE PARTIES MAKE NO WARRANTY OF ANY KIND, WHETHER EPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

12.     Limitation of Liability. TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND UNDER WHATEVER CAUSE OF ACTION OR THEORY OF LIABILITY BROUGHT (INCLUDING, WITHOUT LIMITATION, UNDER ANY CONTRACT, NEGLIGENCE OR OTHER TORT THEORY OF LIABILITY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.     Termination. Either Party may terminate this Agreement due to the other Party's breach of this Agreement, so long as the breaching Party has 30 days following written notice of the breach in which to cure such breach. The Parties agree that, subject to NeXplore meeting its obligations under this Agreement, the license granted to NeXplore pursuant to Section 4 herein is non-terminable.

14.     Nondisclosure.

     14.1     Both Parties agree to receive and hold in confidence and not disclose in any manner to third parties any materials or information delivered to a Party or disclosed by the other Party (collectively the "Confidential Information") under the License. A Party shall use any confidential Information only internally within its own company in the pursuit of its own internal business interests. A Party shall not sell, lease, license or otherwise transfer, with or without consideration, any Confidential Information to any third party or permit any third party to reproduce or copy or otherwise use or see any confidential Information in any form and shall use all reasonable efforts to ensure that no improper or unauthorized use of any confidential Information is made. This provision does not apply to NeXplore's ability to sell, lease, license, or otherwise transfer Confidential Information associated with the Purchased Assets following transfer of ownership of those Purchased Assets to NeXplore.

     14.2     ClickCaster shall provide reasonable assistance to NeXplore in the prosecution of any third parties who violate any of NeXplore's rights under the license agreement set forth in Section 3 herein or rights provided by law with respect to any Asset licensed hereunder to NeXplore. NeXplore shall bear any associated cost and expense provided that such violation is not the result of a breach by ClickCaster of its obligations under this agreement. ClickCaster shall not have any obligation to hold any information in confidence if the information was (1) rightfully disclosed to ClickCaster without any obligation to keep such information confidential prior to execution of this Agreement, (2) in the public domain through no fault of ClickCaster, or (3) is developed by clickCaster independently of any proprietary information contained in the Confidential information.

     14.3     This Section 14 does not prevent the Parties from disclosing the existence of this Agreement and the completed transaction to the public or any governmental entity. ClickCaster shall approve all public announcements, including and not limited to public releases.

15.     NeXplore Indemnification. NeXplore will indemnify, defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against ClickCaster arising from alleged actions of NeXplore relating to this Agreement, provided that ClickCaster promptly notifies NeXplore in writing of any such claim, promptly tenders the control of the defense and settlement of any such claim to NeXplore (at NeXplore's expense and with NeXplore's choice of counsel), and cooperates fully with NeXplore in defending or settling such claim, including but not limited to providing any information or materials necessary for NeXplore to perform the foregoing. NeXplore will not enter into any settlement or compromise of any such claim, which settlement or compromise would result in any liability to ClickCaster,w ithout prior consent, which will not be unreasonable withheld. Nexplore shall indemnify ClickCaster for Responsibility of Content under Section10 after the transfer of the assets.

16.     ClickCaster Indemnification. ClickCaster will indemnify, defend and/or settle, and pay damanges awarded pursuant to, any third party claim brought against NeXplore arising from alleged infringement associated with the Assets, provided that NeXplore promptly notifies ClickCaster in writing of any such claim, promptly tenders the control of the defense and settlement of any such claim to ClickCaster (at ClickCaster's expense and with ClickCaster's choice of counsel), and cooperates fully with ClickCaster in defending or settling such claim, including but not limited to providing any information or materials necessary for ClickCaster to perform the foregoing. ClickCaster will not enter into any settlement or compromise of any such claim, without NeXplore's prior consent, which will not be unreasonably withheld.

18.     Agreement.

     18.1     Executed counterparts will be deemed originals. The Parties can rely on fax copies of the signed Agreement as if they are originals.

     18.2     This is the entire agreement between the Parties and it supercedes any other agreements concerning the Assets and related matters. Any amendment to this Agreement must be in writing and signed by an officer of each Party.

     18.3     If any part of this Agreement is invalid, the remainder shall remain force and the invalid portion will be replaced with a valid provision that most closely approximates the intent and economic of the Parties.

19.     Assignment. The Parties may assign, delegate, or otherwise transfer their respective rights, privileges, and obligations under this Agreement. Upon any assignment by either Party, including pursuant to a Change of control, the Assignee will be entitled to the rights and bound by the obligations of the Assignor.

20.     Relationship of Parties. The Parties are independent and no agency, partnership, joint venture, employer-employee relationship is intended or created by this Agreement.

21.     Governing Law. This Agreement is governed by, and will be construed according to the laws of the State of Texas, United States of America without regard to conflict of laws rules that would otherwise apply laws of any other state or jurisdiction. Each Party hereby consents to non-exclusive personal jurisdiction and venue in the federal and state courts of Dallas County, Texas.

22.      Notice. Any notices hereunder will be given to the appropriate Party at the address specified for that Party in the introductory paragraph of this Agreement. Notice shall be deemed given: upon personal delivery; upon confirmation of receipt if sent by fax; or one day after the date of mailing if sent by a reputable overnight courier with tracking capabilities.

     IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement, on the dates below indicated.

NEXPLORE CORPORATION	CLICKCASTER, INC

(Paul O. Williams Signature)	(Keenan K. Gates Signature)
By: Paul O. Williams	By: Keenan K. Gates
Its: Chairman of the Board and	Its: President and Chief Financial
Chief Financial Officer	Officer

Date: 2/13/08	Date: 2/13/08